Exhibit 4.4

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (the “Agreement”) is executed as of this 5th day of November, 1999, by and among Hogg Robinson International Benefits Limited, a company organized under the laws of England and Wales (“Hogg”), BCD Technology S.A., a corporation formed under the laws of Luxembourg (“BCD”), and WT Technologies, Inc., a corporation formed under the laws of Georgia (the “Corporation”), (Hogg and BCD are collectively referred to as the “Shareholders” and sometimes individually as a “Shareholder”).

W I T N E S S E T H:

WHEREAS, the Shareholders together own a majority of the issued and outstanding common stock of the Corporation; and

WHEREAS, the Shareholders and the Corporation believe it to be in the best interest of each Shareholder and of the Corporation to make provision for any future disposition of the Stock of the Corporation; and

WHEREAS, the Shareholders and the Corporation desire to control the management of the Corporation and its subsidiaries, for their mutual best interests;

NOW, THEREFORE, in consideration of the promises and mutual obligations contained herein, the parties hereto agree as follows:

ARTICLE 1

PURPOSE OF THE CORPORATION

1.1 The Shareholders hereby declare that the purpose of the Corporation is to generate a profit by directly and indirectly engaging in supplying technology and information management to the travel industry (the “Business”).

1.2 The Corporation has been organized to serve as a holding company for World Travel Technologies, LLC (“WTT”), currently a wholly-owned subsidiary of the Corporation, and the holdings of WTT and any other businesses or companies created or acquired in the future to engage in the Business. It is the intent of the Shareholders that the Corporation, as the manager of WTT, actively participate in the management of WTT according to the terms of this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Corporation. The Corporation hereby represents and warrants to the Shareholders that at the time this Agreement is executed:

(a) The 9,269,373 shares of capital stock of the Corporation (the “Stock”) owned by the Shareholders and the other shareholders of the Corporation, as shown on Schedule 2.1 hereof, are the only shares of Stock of the Corporation outstanding;

(b) No outstanding proxies, voting trusts, loan agreements or other agreements to which the Corporation is a party affect, in any way, the right of the Shareholders to vote the shares of the Stock or the right of the Corporation to perform its obligations under this Agreement;

(c) No preferred stock, stock options, warrants or other equity interests in the Corporation are outstanding;

(d) The stock transfer records of the Corporation are accurate and reflect all requests to date for registration of shares of the Stock;

(e) The Corporation has duly authorized the execution of this Agreement; and

(f) The Corporation has outstanding no bonds, debentures or other instruments of any type that are convertible into Stock.

2.2 Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants to the Corporation and the other Shareholder as follows: that such Shareholder owns those shares of Stock shown on Schedule 2.2 hereof, free and clear of all liens, restrictions, pledges and encumbrances, that such Shareholder has made no “Disposition” (as hereinafter defined) and that such Shareholder has granted no proxy rights or other voting rights with respect to any of such shares.

ARTICLE 3

RESTRICTIONS UPON THE TRANSFER OF THE STOCK

3.1 No Dispositions Generally. During the term of this Agreement, neither Shareholder shall have the right to make any “Disposition” (as hereinafter defined), other than a “Permitted Disposition” (as hereinafter defined). The Corporation will not cause or permit the transfer of shares of Stock on the transfer records of the Corporation for any Disposition, other than a Permitted Disposition. Any other attempted Disposition shall be void ab initio and shall have no effect whatsoever. “Disposition” means: any transfer, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest (including but not limited to voting rights) in or to any shares of Stock.

3.2 Permitted Dispositions. A Shareholder shall have the right to make a “Permitted Disposition.” “Permitted Disposition” means:

(a) Any Disposition approved by the other Shareholder;

(b) A Disposition made pursuant to Section 3.3;

(c) A Disposition made pursuant to Section 3.4;

(d) A Disposition made pursuant to Section 13.2; and

(e) A Disposition to an Affiliate (as defined below).

Provided, however, that no Disposition shall be a Permitted Disposition unless the person or entity to whom such shares are transferred (other than an Affiliate, who shall be bound by this Agreement, or an existing shareholder of the Corporation) shall have agreed to be bound by and become a party to this Agreement, as it may be amended from time to time and kept on file with the Corporation.

3.3 Option of the Corporation.

(a) In the event Hogg receives a bona fide offer (the “Offer”) from one or more third-parties to purchase any or all of its interest in the Corporation (the “Offered Stock”), unless a Disposition is permitted pursuant to Section 3.2 (a), (d), or (e) Hogg must first offer to sell the Offered Stock to the Corporation on the same terms as set forth in the Offer. The notice to the Corporation of the Offer shall be in writing (the “Notice of the Offer”), delivered to the President of the Corporation. Within sixty (60) days of the date the Notice of the Offer is delivered, Hogg shall be notified as to whether or not the Corporation shall purchase the Offered Stock on the same terms as the Offer. If the Corporation provides notice that it will purchase the Offered Stock on such terms (the “Notice of Acceptance”), Hogg shall transfer the Offered Stock and the Corporation shall purchase the Offered Stock, at a closing at such time designated by the Corporation but within sixty (60) days of the delivery of the Notice of Acceptance to Hogg. The transfer of the Offered Stock to the Corporation shall be pursuant to such documentation as the Corporation shall reasonably require.

(b) If the consideration offered by the third party or parties in the Offer involves property other than cash, the purchase of the Offered Stock by the Corporation may be made for cash in an amount equal to the Equivalent Value of the property offered by the third party or parties. Hogg and the Corporation shall initially negotiate with each other to agree upon the Equivalent Value within thirty (30) days of the Notice of Acceptance. In the event that Hogg and the Corporation cannot reach an agreement on the Equivalent Value within such 30 day period, the Equivalent Value will be determined by two appraisers, one chosen by Hogg and one chosen by the Corporation. If the two appraisal values (the “Appraisal”) differ by 10% or less (such percentage difference to be computed by subtracting the lesser of the Appraisals from the greater of the Appraisals and dividing that difference by the greater of the Appraisals), then the Equivalent Value of the property shall equal the average of the two Appraisals. In the event that the Appraisals vary by more than 10%, a third appraiser shall be chosen by the initial two appraisers to conduct an independent appraisal of the property, and on the basis of that independent appraisal, the third appraiser shall, in the exercise of his own professional judgment, determine which of the two

Appraisals is the most commercially reasonably, and that Appraisal shall be the Equivalent Value. Notwithstanding the provisions of Section 3.3(a), in the event that this Section 3.3(b) is applicable the closing of the purchase of the Offered Stock by the Corporation shall occur within thirty (30) days of the final determination of the Equivalent Value.

(c) If the Corporation either rejects the Offer or fails to accept the Offer within thirty (30) days of the delivery of the Notice of Offer, Hogg may, within the subsequent thirty (30) days, transfer the Offered Stock to the offering party or parties so long as (i) the Disposition does not have an adverse regulatory or legal effect on the Corporation or any subsidiary or related entity, and (ii) each transferee agrees in writing to be bound by the terms of this Agreement subject to the transferee’s acknowledgment that Articles 4, 5, 6 and 10 are of no further effect.

3.4 First Offer to Hogg.

(a) In the event that BCD desires to sell any or all of its portion of the Stock (the “BCD Offered Stock”), BCD agrees to first give written notice to Hogg (the “First Offer Notice”) of its intent to sell the BCD Offered Stock and to negotiate with Hogg in good faith the price and corresponding terms of purchase for the BCD Offered Stock. In the event that by the forty-fifth (45) day after the First Offer Notice (the “Third Party Date”) BCD does not accept Hogg’s final proposed price and corresponding terms (the “Final Offer”), BCD shall notify Hogg in writing that Hogg’s final price and terms have been rejected.

(b) In the event BCD does not accept the Final Offer, BCD may sell the BCD Offered Stock to a third party or parties; provided, however, that any sale to a third party or parties of the BCD Offered Stock must be evidenced by a letter of intent which must be signed within six (6) months of the Third Party Date and the contemplated transaction must be completed within one (1) year of the Third Party Date. The sale of the BCD Offered Stock to a third party or parties shall be for a price not less than 95% of the Final Offer.

ARTICLE 4

MANAGEMENT AND BUSINESS PLAN

4.1 Board of Directors. The Shareholders agree that at all times during the term of this Agreement, the affairs of the Corporation shall be managed by a Board of Directors consisting of no more than seven (7) members, at least four (4) members of which shall be appointed by BCD and one (1) member of which shall be appointed by Hogg. Any vacancy in office of a director, resulting from any cause, shall be filled by a candidate selected by the Shareholder who appointed the director who previously held the vacated position. BCD shall not propose or vote for any change in the structure of the Board of Directors, as set forth above without the approval of Hogg. Unless all of the members of the Board of Directors agree otherwise, the meetings of the Board of Directors shall be held within the business hours of the United Kingdom. Hogg’s representative shall be provided with 10 days actual notice of any meeting of the Board of Directors along with notice of the matters to be considered at such meeting; provided however that in the event the Company in its reasonable judgement believes a meeting must be called sooner, Hogg’s representative shall be given at least forty eight (48) hours actual notice of the meeting.

4.2 Day-to-Day Management. Subject to the restrictions contained in this Agreement and the direction of the Board of Directors, the day-to-day management and operation of the Corporation shall be the responsibility of the President and other officers of the Corporation.

4.3 Business Plan. The Shareholders agree that the Corporation, including for purposes of this Section 4.3, all subsidiaries, and its finances shall be managed in accordance with a business plan (“Business Plan”). The Corporation’s preliminary Business Plan is attached as Schedule 4.3. Each year, at least sixty (60) days before the start of the Corporation’s fiscal year, the Shareholders shall unanimously approve a new Business Plan. In the event that the Shareholders are unable to agree upon a new Business Plan, the Business Plan from the previous year shall remain in effect until a new Business Plan is agreed upon.

4.4 Dividend Policy. The Corporation shall distribute all net income (as determined in accordance with generally accepted accounting principles) that is not reasonably needed by the Corporation or its subsidiaries for contingencies and capital expenditures. It is understood among the parties hereto that it is the intention that after the first anniversary of this Agreement, the Corporation shall endeavor to distribute to its shareholders 50% of its net income.

4.5 Major Actions. Without the written consent of Hogg, the Corporation will not:

(a) Amend, supplement, repeal, or otherwise change the articles of incorporation or bylaws of the Corporation in any manner or permit any subsidiary to amend, supplement, repeal, or otherwise change its articles of certificate of incorporation, bylaws, articles of organization, operating agreement, or other governing documents, as applicable, in any manner which would negatively impact the rights of Hogg granted pursuant to this Agreement;

(b) Allow any subsidiary to authorize, designate, issue or sell any additional limited liability company interests, shares, or other securities of such subsidiary (including any options, warrants, and purchase rights) except to another subsidiary or the Corporation or pursuant to Section 4.5(c), below;

(c) Establish, or allow any subsidiary to establish, any option or other equity based incentive plan for management, directors, or employees, grant, or allow any subsidiary to grant, any stock options, or other rights to purchase securities, or authorize or enter into, or allow any subsidiary to authorize or enter into, any plan, contract, or arrangement that provides any person with economic benefits directly or indirectly, in whole or in part, equivalent to equity security ownership, including but not limited to, phantom stock option, stock appreciation rights, and similar plans except for an incentive or bonus plan which allows for the issuance of options or grants, directly or indirectly, of up to 2.5% of the outstanding equity securities of the Corporation;

(d) Redeem or repurchase any security of the Corporation (except for repurchase in connection with departing employees) or allow any subsidiary to purchase any security of the Corporation unless done on a pro rata basis with respect to all shareholders of the Corporation or pursuant to the terms of Article 3;

(e) Make distributions or pay dividends in cash or property with respect to any security of the Corporation, except for dividends or distributions made pro rata among the holders of Stock;

(f) Sell, exchange, transfer, or otherwise dispose of any shares of capital stock or other security of any subsidiary or allow any subsidiary to sell, exchange, transfer, or otherwise dispose of any membership interests, shares of capital stock, or other security of any other subsidiary, except to the Corporation or another subsidiary, or pursuant to Section 4.5(c), above;

(g) Enter into, or allow any subsidiary to enter into, any merger, consolidation, or statutory share exchange with any other entity, except with the Corporation or another subsidiary;

(h) Sell, exchange, lease, license, or otherwise dispose of, or allow any subsidiary to sell, exchange, lease, license, or otherwise dispose of, any material amount of assets (including intangible property) except in the ordinary course of business;

(i) Take any action to voluntarily dissolve, liquidate, or wind up or carry out any partial liquidation or distribution or transaction in the name of a partial liquidation or dissolution;

(j) Acquire, or allow any subsidiary to acquire, assets or securities of any other person or entity, except for acquisitions with an aggregate purchase consideration of less than $2,000,000 in any one transaction or series of related transactions in a financial year;

(k) Enter into any material agreement, license, lease, transaction, or other arrangement with any Related Party (other than a subsidiary), provided that Hogg will not unreasonably withhold its consent to such agreement, license, lease, transaction, or other arrangement if the terms are equivalent to those in an arms length transaction;

(l) Enter into, or allow any subsidiary to enter into, any new line of business that is unrelated to an existing business operation unless the entry into the new line of business is provided for in the Business Plan;

(m) Incur, or allow any subsidiary to incur, any single expense or capital expenditure of an amount in excess of $100,000.00 unless such expenditure is provided for in the Business Plan;

(n) Except as provided in item (k) above, borrow, or allow any subsidiary to borrow, money in excess of $500,000.00 unless such arrangement is set forth in the Business Plan;

(o) Amend the Business Plan; or

(p) Authorize, ratify, or enter into any agreement to undertake any of the matters specified in items (a) through (o), above.

The Corporation shall address all requests for approval of any of the above listed actions to the Chief Executive Officer of Hogg Robinson, PLC at Abbey House, 282 Farnborough Road, Farnborough Hampshire GU14 7NJ, facsimile #44-12-52-542-444, or his successor indicated in writing by Hogg (the “Hogg Representative”). The decision regarding such request shall be delivered by the Hogg Representative to the Corporation within ten (10) business days of such request.

As under in this Section 4.5, “subsidiary” shall mean an entity controlled by the Corporation, directly or through one or more intermediaries. “Related Party” shall mean any Affiliate of BCD and any associate of any such Affiliate. Affiliate and associate shall have the meanings set forth in Rule 405 under the Securities Act of 1933.

ARTICLE 5

INITIAL PUBLIC OFFERING

5.1. Intent of Corporation. The Corporation desires to engage in an initial public offering whereby the Stock of the Corporation will be available for purchase by the public at a valuation of the Corporation at no less than $150,000,000 (the “IPO”). In the event that the Corporation does engage in an IPO, the IPO process will be conducted in accordance with this Article 5.

5.2. Investment Banking Firm. The Corporation shall retain a nationally recognized investment banking firm to advise the Corporation in connection with the IPO and the Corporation shall confer with Hogg regarding the Corporation’s proposed choices for the underwriting group for the IPO.

5.3. Registration Statements. The Corporation agrees that it will provide to Hogg and its counsel copies of drafts of Form S-1 (the “Registration Statement”) from time to time as they are prepared. Within a reasonable time after Hogg’s receipt of any draft of the Registration Statement, any comments or objections posed by Hogg or its counsel shall be submitted to the Corporation in writing and state with specificity the material in question, the reason for objection or comment, and Hogg’s proposed alternative (“Comments”). Notwithstanding the foregoing, during the five (5)

business days immediately proceeding the date scheduled for the filing of the Registration Statement, the Corporation shall provide Hogg with as much notice as possible regarding any proposed revisions to the Registration Statement and Hogg shall provide the Corporation with Comments to such proposed revisions within twelve (12) hours of the time any such documentation regarding any proposed revision is received by Hogg and its counsel.

5.4. Dilution. In the event that the Corporation elects to engage in an IPO, Hogg shall have the option to purchase stock in the Corporation in conjunction with the IPO and at the price offered in the IPO, such that Hogg will retain 20% of the equity ownership of the Corporation.

5.5. Piggy-Back Registration Rights. If the Corporation allows the inclusion of any Stock held by a shareholder in a public offering registered under the Securities Act of 1993, the Shareholders shall be entitled to include their shares of Stock in such offering on a pro rata basis, provided that the aggregate amount to be included shall be at the discretion of the Corporation and the managing underwriter. In order to participate in the offering, each Shareholder must provide such information and execute such agreements and other documents as may be required of selling shareholders in the offering by the Corporation and the managing underwriter.

ARTICLE 6

ADDITIONAL CAPITAL

6.1. Generally. Capital needs of the Corporation shall be funded by available funds from operations of the Corporation. In the event the funds from operations are insufficient to fund the capital needs of the Corporation, the Corporation shall seek to obtain additional capital from third-party lending sources, including banks, on reasonably acceptable terms. If the Corporation is unable to satisfy its capital requirements after making a good faith effort to secure such funding from third-party lending sources, then the Corporation may issue debt or equity securities of the Corporation (the “Issued Securities”).

6.2. Shareholders Purchase Right. In the event the Corporation plans to issue the Issued Securities pursuant to Section 6.1, the Shareholders have the right to buy the Issued Securities, pro rata. The Corporation shall notify the Shareholders of the type, amount, and price of the Issued Securities. Each Shareholder shall have thirty (30) days within which to elect to purchase all or part of its pro rata portion of the Issued Securities. In the event a Shareholder does not purchase its entire pro rata portion of the Issued Securities, the other Shareholder shall be notified thereof and shall have three (3) days to agree to purchase all or part of those remaining shares but only on the price and terms offered to the Shareholders. Any Issued Securities not purchased by the Shareholders may be sold to third-party purchasers within one hundred twenty (120) days. Any Issued Securities not so purchased by a third party within such period shall again become subject to the procedures of this Article.

ARTICLE 7

INFORMATION

The Corporation shall deliver the following information and, provide the following rights to Hogg:

7.1 Audited Annual Financial Statements. As soon as practicable and, in any case, within ninety (90) days after the end of each fiscal year, audited financial statements of the Corporation, consisting of a consolidated balance sheet of the Corporation as of the end of such fiscal year and consolidated statements of operations, statements of Shareholders’ equity and statements of cash flows of the Corporation for such fiscal year, setting forth in each case, in comparative form, the figures for the preceding fiscal year, all in reasonable detail and fairly presented in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods reflected therein, and accompanied by an opinion thereon of independent certified public accountants.

7.2 First Quarter Financial Statements. Within forty-five (45) days after the end of the first calendar quarter, copies of the unaudited consolidated balance sheet of the Corporation as at the end of such calendar quarter and the related unaudited consolidated statements of operations and cash flows for such calendar quarter and the portion of the calendar year through such calendar quarter all reviewed by the Corporation’s public accounting firm, setting forth in comparative form the figures for the corresponding periods of (a) the previous calendar year and (b) the budget for the current year, prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and certified by the chief financial officer of the Corporation as presenting fairly the financial condition and results of operations of the Corporation (subject to customary exceptions for interim unaudited financial statements). The cost for such review by the Corporation’s public accounting firm shall be reimbursed by Hogg.

7.3 Monthly Unaudited Financial Statements. As soon as available, but in any event within twenty (20) days after the end of each calendar month, copies of the unaudited consolidated balance sheet of the Corporation as at the end of such calendar month and the related unaudited consolidated statements of operations and cash flows for such calendar month and the portion of the calendar year through such calendar month, in each case setting forth in comparative form the figures for the corresponding periods of (a) the previous calendar year and (b) the budget for the current year, prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and certified by the chief financial officer of the Corporation as presenting fairly the financial condition and results of operations of the Corporation (subject to customary exceptions for interim unaudited financial statements).

7.4 Management’s Analysis. All the financial statements delivered pursuant to Sections 7.1 and 7.2 shall be accompanied by an informal narrative description of material business and financial trends and developments and significant transactions that have occurred in the appropriate period or periods covered thereby.

7.5 Inspection. The Corporation shall, and shall cause each subsidiary to, permit Hogg, by its representatives, agents, or attorneys (provided that such entity or person executes an appropriate confidentiality agreement):

(a) to examine all books of account, records, and other papers of the Corporation or such subsidiary reasonably requested by Hogg;

(b) to make copies and take extracts from any thereof, except for information which is confidential or proprietary;

(c) to discuss the affairs, finances, and accounts of the Corporation or such subsidiary with the Corporation’s or such subsidiary’s officers and independent certified public accountants (and by this provision the Corporation hereby authorizes said accountants to discuss with any Hogg and its representatives, agents or attorneys the finances and accounts of the Corporation or such subsidiary); and

(d) to visit and inspect, at reasonable times and on reasonable notice during normal business hours, the properties of the Corporation and such subsidiary.

Notwithstanding any provision herein to the contrary, the provisions of this Section 7.5 are in addition to any rights of the Hogg under the Georgia Business Corporation Code and shall in no way limit such rights.

7.6 Other Information. The Corporation shall deliver the following to Hogg:

(a) Promptly after the submission thereof to the Corporation, copies of any detailed reports (including the auditors’ comment letter to management, if any such letter is prepared) submitted to the Corporation by its independent auditors in connection with each annual or interim audit of the accounts of the Corporation made by such accountants;

(b) With reasonable promptness, a notice of any default by the Corporation or a subsidiary under any material agreement to which it is a party;

(c) Promptly (but in any event within ten (10) days) after the filing of any document or material with the SEC, a copy of such document or materials; and

(d) Promptly upon request therefor, such other data, filings and information Hogg may from time to time reasonably request.

ARTICLE 8

TAG-ALONG RIGHT

8.1 Tag-Along Rights. If after complying with Section 3.4 BCD intends to sell all or part of its shares of Stock to any person or entity, BCD shall not sell all or part of its shares of Stock to any person or entity without first complying with the provisions of this Section. In the event a proposed transferee offers (the “BCD Offer”) to buy a number of shares from BCD (the “Total Purchase Shares’), BCD shall not transfer all or part of its shares of Stock unless the proposed transferee offers (the “Hogg Offer”) to acquire from Hogg, on the same terms and conditions as were offered to BCD, that number of shares of Stock determined by multiplying (A) the percentage of the total number of shares of Stock outstanding owned by Hogg by (B) the Total Purchase Shares. In no event shall the total number of shares sold to the proposed transferee pursuant to the BCD Offer and Hogg Offer exceed the Total Purchase Shares. In the event of any proposed sale, BCD shall give a written notice (“Transfer Notice”) to Hogg. BCD shall attach to the Transfer Notice the offer of the proposed transferee to Hogg to purchase shares of Hogg in accordance with the terms of this Agreement. Hogg shall have twenty (20) days after delivery of the Transfer Notice to accept the offer of the proposed transferee. If Hogg accepts the offer of the proposed transferee, it shall give BCD and the proposed transferee written notice thereof within such twenty-day period, and the closing, if any, of the purchase of BCD’s shares and Hogg’s shares shall be made contemporaneously by the proposed transferee.

8.2 Come-Along Rights. If after complying with Section 3.4, BCD intends to sell all or part of its shares of Stock to any person or entity, BCD has the right to require Hogg to transfer to the proposed transferee, on the same terms and conditions as were offered to BCD, that number of shares of Stock determined by multiplying (A) the percentage of the total number of shares of Stock outstanding owned by Hogg by (B) the number of shares of Stock the proposed transferee has agreed to purchase from BCD. In the event BCD desires to exercise its rights under this Section 8.2, BCD shall notify Hogg of such intent in a written notice (“Come-Along Notice”). BCD shall attach to the Come-Along Notice the offer of the proposed transferee to Hogg to purchase shares of Hogg in accordance with the terms of this Agreement. Hogg shall give BCD and the proposed transferee written notice of its acceptance of the offer of the proposed transferee within twenty (20) days after delivery of the Come-Along Notice. The closing of the purchase of BCD’s shares and Hogg’s shares shall be made contemporaneously by the proposed transferee.

ARTICLE 9

VOTING AGREEMENT

9.1 Voting of Shares. The Shareholders shall vote their shares of the Corporation and take such other actions as may be necessary to cause the Corporation to comply with all provisions of this Agreement.

ARTICLE 10

LEGEND ON STOCK

10.1 Form of Legend. All certificates representing shares of Stock of the Corporation held by the Shareholders shall bear the following restrictive legend:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE HELD SUBJECT TO, AND TRANSFER OR PLEDGE OF SUCH SHARES IS RESTRICTED BY, THE TERMS OF A SHAREHOLDERS AGREEMENT BY AND BETWEEN HOGG ROBINSON INTERNATIONAL BENEFITS LIMITED, BCD TECHNOLOGY S.A., AND WT TECHNOLOGIES, INC. DATED             , 1999, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE CORPORATION. NO TRANSFER OR PLEDGE OF ANY SHARE REPRESENTED BY THIS CERTIFICATE SHALL BE VALID UNLESS MADE IN ACCORDANCE WITH THE TERMS OF THE AGREEMENT.

10.2 Additional Legend. The Secretary shall endorse each certificate with any additional legend (or legends) as he or she shall deem necessary, upon the opinion of counsel to the Corporation, to comply with any applicable laws and regulations. In the event that any additional legend (or legends) are required, each Shareholder shall surrender to the Corporation all of its certificates representing shares of Stock. After such endorsement, each of the certificates so surrendered shall be returned to the Shareholder owning such certificate. Thereafter, all certificates representing shares of Stock of the Corporation shall bear an identical endorsement. A copy of this Agreement shall be filed with the Secretary of the Corporation.

ARTICLE 11

TERMINATION AND AMENDMENT

11.1 Termination. This Agreement shall terminate:

(a) If all outstanding shares of Stock of the Corporation are owned by any one (1) Shareholder; or

(b) If the Corporation is adjudicated a bankrupt, the Corporation executes an assignment for benefit of creditors, a receiver is appointed for the Corporation, or the Corporation voluntarily or involuntarily dissolves;

(c) If all Shareholders agree to terminate this Agreement;

(d) Upon the completion of the IPO.

Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall terminate twenty (20) years from the date hereof unless this Agreement is renewed within such twenty-year period. Amendments to this Agreement shall be deemed renewals of this Agreement unless the contrary is stated in the amendment.

11.2 Amendment. This Agreement may not be amended, waived or terminated orally, and no amendment, termination or attempted waiver shall be valid unless in writing and signed by all of the Shareholders. Additional parties may be added to this Agreement in accordance with the terms hereof by execution of a counterpart of this Agreement which shall be attached hereto and incorporated herein by this reference.

ARTICLE 12

REMEDIES

12.1 Remedies. During the term of this Agreement, the shares of Stock shall not be readily marketable, and, for that reason and other reasons, the parties will be irreparably damaged if this Agreement is not specifically enforced. In this regard, the parties declare that it is impossible to measure in money the damages that will accrue to a person having rights under this Agreement by reason of a failure of another to perform any obligation under this Agreement. Therefore, this Agreement, including without limitation the provisions of Article 3, shall be enforceable by specific performance or other equitable remedy cumulative with and not exclusive of any other remedy. If any person shall institute any action or proceeding to enforce the provisions of this Agreement, any person subject to this Agreement against whom such action or proceeding is brought hereby waives the claim or defense that the person instituting the action or proceeding has an adequate remedy at law, and no person shall in any action or proceeding put forward the claims or defense that an adequate remedy at law exists. Should any dispute concerning the transfer of shares of Stock arise under this Agreement, an injunction may be issued restraining the transfer of such shares pending the determination of such dispute.

ARTICLE 13

DISPUTE RESOLUTION

13.1 Negotiations and Mediation. Should there be any ambiguity, contradiction or inconsistency in this Agreement, or should any disagreement or dispute arise in the course of or subsequent to implementation of this Agreement, the Shareholders shall, as a condition precedent to the use of any dispute resolution method listed below, meet within ten (10) days of written request by either party and negotiate in good faith to settle the matter. Each Shareholder shall make available such persons and documents as maybe reasonably requested by the other Shareholder in order to facilitate such negotiations. If such negotiations are unsuccessful in settling the disagreement or dispute, the parties agree to attempt to settle their differences by non-binding mediation to be held in Atlanta, Georgia and administered by the American Arbitration Association under its Commercial Mediation Rules.

13.2 Stock Buy-Back. In the event that Hogg exercises its right of approval pursuant to Sections 4.3 or 4.5 and in doing so takes a position contrary to the decision of the Board of Directors of the Corporation (a “Section 13.2 Event”) then the Corporation, or its designee, may purchase all of the shares of Stock held by Hogg for an amount equal to the greater of (i) the Fair Market Value (as defined below), or (ii) 125% times the amount paid by Hogg for the shares of Stock being sold.

13.3 Fair Market Value. Hogg and the Corporation shall initially negotiate with each other to agree upon the Fair Market Value within thirty (30) days of the Section 13.2 Event. In the event that Hogg and the Corporation cannot reach an agreement on the Fair Market Value within such thirty-day period, the Fair Market Value will be determined by two appraisers, one chosen by Hogg and one chosen by the Corporation. If the two appraisal values (the “Fair Market Value Appraisal”) differ by 10% or less (such percentage difference to be computed by subtracting the lesser of the Fair Market Value Appraisals from the greater of the Fair Market Value Appraisals and dividing that difference by the greater of the Fair Market Value Appraisals), then the Fair Market Value of the property shall equal the average of the two Fair Market Value Appraisals. In the event that the Fair Market Value Appraisals vary by more than 10%, a third appraiser shall be chosen by the initial two appraisers to conduct an independent appraisal of the property, and on the basis of that independent appraisal, the third appraiser shall, in the exercise of his own professional judgment, determine which of the two Fair Market Value Appraisals is the most commercially reasonably, and that Fair Market Value Appraisal shall be the Fair Market Value.

ARTICLE 14

MISCELLANEOUS

14.1 Applicable Law. This Agreement is executed and will be performed in the State of Georgia, and this Agreement shall be construed and enforced in accordance with the laws of the State of Georgia.

14.2 Captions. Titles or captions of sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

14.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

14.4 Further Acts. Each party agrees to perform any further acts and to execute and deliver any instruments or documents that may be necessary or reasonably deemed advisable to carry out the purposes of this Agreement.

14.5 Gender. Where the context so requires, the masculine gender shall be construed to include the female, a corporation, a trust, or other entity, and the singular shall be construed to include the plural and the plural the singular.

14.6 Severability. If any part of this Agreement shall be held void, voidable, or otherwise unenforceable by any court of law or equity, nothing contained in this Agreement shall limit the enforceability of any other part.

14.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Shareholders, their respective heirs, successors, successors-in-title, legal representatives and lawful assigns. No party shall have the right to assign this Agreement, or any interest under this Agreement, without the prior written consent of the other parties.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

WT TECHNOLOGIES, INC.

By:	/s/ Ralph Manaker

Name:	Ralph Manaker

Title:	Vice President

BCD TECHNOLOGY S.A.

By:	/s/ Gerard Birchen

Name:	Gerard Birchen

Title:	Director

By:	/s/ Edward Bruin

Name:	Edward Bruin

Title:	Director

[SIGNATURES APPEAR ON FOLLOWING PAGE]

HOGG ROBINSON INTERNATIONAL BENEFITS LIMITED

By:	/s/ David Radcliffe

Name:	David Radcliffe

Title:	Director

SCHEDULE 2.1

Company’s Shareholders

Name	Ownership
Hogg Robinson International Benefits Limited	1,853,874.60

BCD Technology S.A.	5,705,858.40

The Alexander Family, L.P.	1,061,015

Danny B. Hood	221,045

Ralph Manaker	64,327

Steve Reynolds	36,736

Velva D. Wiggins	36,736

Susan Hopley	195,892
*note that 58,767 shares are held in escrow

Gary D. Smith and Jean H.Smith, as Trustees of the Gary D. Smith and Jean H. Smith Trust.	5,796
*note that 1739 shares are held in escrow

Christopher M. Brittin	79,400
*note that 23,820 shares are held in escrow

F. Gilmer Siler	8,693
*note that 2,608 shares are held in escrow

SCHEDULE 2.2

SHAREHOLDER SHARES

Name	# Shares
Hogg Robinson International Benefits Limited	1,853,874.60

BCD Technology S.A.	5,705,858.40

SCHEDULE 4.3

BUSINESS PLAN

FIRST AMENDMENT TO SHAREHOLDERS AGREEMENT

THIS FIRST AMENDMENT (the “Amendment”) to the Shareholders Agreement by and between Hogg Robinson International Benefits Limited (“Hogg”). BCD Technology S.A. (“BCD”) and WT Technologies, Inc. (the “Corporation”) dated November 5, 1999 (the “Agreement”), is made as of the 18th day of February, 2000.

WHEREAS, Hogg and BCD have agreed that in the event the Corporation engages in and completes an initial public offering of its stock (the “IPO”), Hogg and BCD shall enter into a voting arrangement whereby BCD will vote its shares in favor of Hogg’s candidate to the Board of Directors in certain circumstances; and

WHEREAS, Hogg has agreed to sell up to 2% of the outstanding shares of Common Stock of the Corporation to the Corporation or into the IPO in certain circumstances; and

WHEREAS, Hogg has agreed to waive its right to retain 20% of the equity ownership of the Corporation in the event the Corporation engages in an IPO; and

WHEREAS, Hogg and BCD desire to document their agreement to enter into such arrangements.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises, representations and covenants contained herein, Hogg, BCD and the Corporation hereby agree as follows:

1.	The Agreement is hereby amended by deleting Section 5.4 of the Agreement in its entirety and substituting in lieu thereof the following:

5.4(a) Required Stock Sale. In the event of an IPO whereby the stock of the Corporation will be available for purchase by the public at a valuation of the Corporation at no less than $250,000,000.00 and upon written request of the Corporation, Hogg shall, subject to Section 5.4(b), sell to the Corporation or into the IPO the number of its shares of Common Stock as specified by the Corporation at a price per share equal to the IPO price per share; provided, however, that in no event shall Hogg be required to sell a number of its shares greater than 2% of the shares of Common Stock of the Corporation immediately outstanding prior to the IPO.

5.4(b) Hogg Board Approval. BCD acknowledges that Hogg must obtain approval from its Board of Directors to sell the shares pursuant to Section 5.4(a) and Hogg covenants and agrees to obtain such approval.

2.	The Agreement is hereby amended by adding a Section 9.2 to the Agreement as follows:

9.2 Additional Voting Arrangement. Hogg and BCD covenant and agree that in the event that:

(a) the Corporation engages in and completes an initial public offering of its stock: and

(b) at the date of completion of such initial public offering of the Corporation’s stock (the “Post-IPO Date”), Hogg owns 5% or more of the outstanding shares of Common Stock of the Corporation provided that Hogg has not sold any of its shares other than contemplated in this Amendment;

then, within a reasonable time after the Post-IPO Date, Hogg and BCD shall enter into a voting arrangement whereby:

(c) BCD will agree to vote its shares in favor of Hogg’s candidate to the Board of Directors to fill the vacancy created when David Radcliffe’s or his successor’s term expires in 2003 and thereafter unless:

(1) Hogg’s ownership percentage of the Corporation reduces to less than 10% of the outstanding shares of Common Stock of the Corporation because of the sale of its shares by Hogg, or

(2) Hogg’s ownership percentage of the Corporation reduces to less than 5% of the outstanding shares of Common Stock of the Corporation because of equity issuances by the Corporation.

Notwithstanding the provisions of Section 4.1, at the request of the Board of Directors upon the occurrence of a Section 9.2(c)(1) or 9.2(c)(2) event, then Hogg will require its candidate to resign from the Board of Directors after the expiration of the term in 2003.

3.	All terms and provisions of the Agreement which are not inconsistent with the terms and provisions of this Amendment shall remain in full force and effect.

4.	This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5.	Capitalized terms used and not otherwise defined herein shall have those meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the undersigned have executed this First Amendment to the Shareholders Agreement on the date first above written.

WT TECHNOLOGIES, INC.

By:	/s/ Ralph Manaker
Name:	Ralph Manaker
Title:	Executive Vice President

BCD TECHNOLOGY S.A.

By:	/s/ Gerard Birchen
Name:	Gerard Birchen
Title:	Director

By:	/s/ Edward Bruin
Name:	Edward Bruin
Title:	Director

[SIGNATURES APPEAR ON FOLLOWING PAGE]

HOGG ROBINSON INTERNATIONAL BENEFITS LIMITED

By:	/s/ Nigel Bell
Name:	Nigel Bell
Title:	Director

SECOND AMENDMENT TO SHAREHOLDERS AGREEMENT

THIS SECOND AMENDMENT (the “Amendment”) to the Shareholders Agreement by and between Hogg Robinson International Benefits Limited, BCD Technology S.A. (“BCD”) and TRX, Inc. (f/k/a WT Technologies, Inc.) (the “Corporation”) dated November 5, 1999, as amended (the “Agreement”), is made as of the 16th day of November, 2001.

WHEREAS, Hogg Robinson International Benefits Limited transferred all of its interest in the Corporation to Hogg Robinson Holdings BV (“Hogg”); and

WHEREAS, substantially contemporaneously with the date hereof, the Corporation has issued Sabre Investments, Inc., (“Sabre”) a Convertible Promissory Note (the “Note”) and warrants to purchase equity of the Corporation (the “Warrants”) pursuant to a Warrant Agreement between the Corporation and Sabre (the “Warrant Agreement”) and entered into a Rights Agreement with Sabre (the “Sabre Rights Agreement”) (collectively, the Note, Warrant Agreement, and Sabre Rights Agreement are referred to as the “Sabre Agreements”); and

WHEREAS, Hogg, BCD and the Corporation desire to document their agreements and understandings in reference to Sabre and Sabre’s rights and obligations under the Sabre Agreements.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises, representations and covenants contained herein, Hogg, BCD and the Corporation hereby agree as follows:

1. The Agreement is hereby amended by deleting Sections 4.5(p) and substituting in lieu thereof the following and adding a Section 4.5(q) as follows:

(p) Make or allow any subsidiary to make any loan or advance to any employee of the Corporation except (i) advances for reasonable travel and other normal business expenses in connection with the business, (ii) the acceptance of promissory notes approved in advance by the Board of Directors given for the purchase of the Corporation’s capital stock, and (iii) loans not in excess of $10,000 to officers and employees approved in advance by the Board of Directors; or

(q) Authorize, ratify, or enter into any agreement to undertake any of the matters specified in items (a) through (p), above

2. The Agreement is hereby amended by deleting Sections 3.2(d) and 3.2(e) and substituting in lieu thereof the following and adding a Section 3.2(f) as follows:

(d)	A Disposition made pursuant to Article 8; and

(e)	A Disposition made pursuant to Section 13.2; and

(f)	A Disposition to an affiliate (as defined below).

3. The Agreement is further amended by deleting Sections 3.3 and 3.4 of the Agreement in their entirety and substituting in lieu thereof the following Sections 3.3 and 3.4:

3.3 First Offer by Hogg.

(a) In the event that Hogg desires to sell any or all of its securities of the Corporation (the “Hogg Offered Stock”), unless a Disposition is permitted pursuant to Sections 3.2(a), 3.2(d), 3.2(e) and 3.2(f), Hogg agrees to first give written notice to BCD, and, subject to the last sentence of this Section 3.3(a), to Sabre (the “Hogg First Offer Notice”) of its intent to sell the Hogg Offered Stock, and to negotiate with BCD and Sabre in good faith the price and corresponding terms of the pro rata purchase by BCD and Sabre of the Hogg Offered Stock. BCD and Sabre shall either jointly or individually provide Hogg with a proposal as to the final price and terms of such purchase by the forty-fifth (45) day after the Hogg First Offer Notice. In the event Hogg accepts a proposal from BCD and/or Sabre (such accepted proposal shall be the “Hogg Final Stakeholder Proposal”), each of BCD and Sabre shall have the right to participate pro rata in such purchase regardless of whether it was such party’s proposal that was accepted. In the event that either BCD or Sabre does not purchase its entire pro rata portion of the Hogg Offered Stock, the other of BCD or Sabre shall be notified thereof and shall have three (3) days to agree and provide notice in writing to purchase all or part of those remaining shares pursuant to the terms of the Hogg Final Stakeholder Proposal. In the event that thereafter, BCD and Sabre have not agreed to collectively purchase the entirety of the Hogg Offered Stock, Hogg shall provide notice to the Corporation thereof and the Corporation shall have fifteen (15) days to agree and provide notice in writing to purchase such remaining shares pursuant to the terms of the Hogg Final Stakeholder Proposal. The transfer of the Hogg Offered Stock to BCD, Sabre and the Corporation hereunder shall be free and clear of any liens, claims and encumbrances (other than the terms of this Agreement) pursuant to such documentation as BCD, Sabre and the Corporation, as applicable, shall reasonably require. Notwithstanding the foregoing, or anything to the contrary set forth in this Section 3.3(a), Sabre shall only be entitled to receive the Hogg First Offer Notice and make a proposal under this Section 3.3(a) if the Note is outstanding or Sabre holds, or has the ability to acquire through a convertible security (including the Warrants), an aggregate of 966,792.5 shares of the Corporation’s Common Stock (subject to stock splits and combinations).

(b) In the event Hogg does not accept the joint or individual proposals from BCD and/or Sabre, Hogg shall notify BCD and Sabre in writing within fifteen (15) days after receipt of such proposals that their final price and terms have been rejected. In the event such proposal(s) are rejected, Hogg agrees to give written notice to the Corporation thereof (the “Hogg Rejection Notice”) and shall negotiate with the Corporation in good faith the price and corresponding terms of the purchase by the Corporation of the Hogg Offered Stock. The Corporation shall provide Hogg with a proposal as to the final price and terms of such purchase (the “Hogg Final Corporation Proposal”) by the fifteenth (15) day after the Hogg Rejection Notice (the “Hogg Third Party Date”). In the event Hogg accepts the Hogg Final Corporation Proposal, the transfer of the Hogg Offered Stock to the Corporation hereunder shall be free and clear of any liens, claims and encumbrances (other than the terms of this Agreement) pursuant to such documentation as the Corporation shall reasonably require. In the event Hogg does not accept the Hogg Final Corporation Proposal, Hogg shall notify the Corporation in writing within fifteen (15) days that its final price and terms have been rejected.

(c) In the event Hogg rejects any and all proposals by BCD, Sabre and the Corporation as to the final price and terms for the purchase of the Hogg Offered Stock, Hogg may sell the Hogg Offered Stock to a third party or parties (the “Hogg Third Party Sale”); provided, however, that any Hogg Third Party Sale must be evidenced by a letter of intent which

2

must be signed within six (6) months of the Hogg Third Party Date and the contemplated transaction must be completed within one (1) year of the Hogg Third Party Date. The Hogg Third Party Sale shall be for a price not less than 95% of the highest proposal as to the final price and terms offered by BCD and/or Sabre and the Corporation. In addition, the transfer of the Hogg Offered Stock to the third party or parties may only be made as long as (i) the Disposition does not have an adverse regulatory or legal effect on the Corporation or any subsidiary or related entity, and (ii) each transferee agrees in writing to be bound by the terms of this Agreement, provided, however, such transferee will not have the rights granted to Hogg in Section 3.4, Section 3.5, Article 4, Article 5, Article 6, Section 8.1, Section 8.3 and Section 8.4.

(d) If the consideration offered by the third party or parties in the Hogg Third Party Sale involves property other than cash, for purposes of Section 3.3(c), such property shall be deemed to be cash in an amount equal to the equivalent value of the property (the “Hogg Equivalent Value”). Hogg and the Corporation shall initially negotiate with each other to agree upon the Hogg Equivalent Value within thirty (30) days of the date of the letter of intent for such Hogg Third Party Sale. In the event that Hogg and the Corporation cannot reach an agreement on the Hogg Equivalent Value within such 30 day period, the Hogg Equivalent Value will be determined by two appraisers, one chosen and paid for by Hogg and one chosen and paid for by the Corporation. If the two appraisal values (each one a “Hogg Appraisal”) differ by 10% or less (such percentage difference to be computed by subtracting the lesser of the Hogg Appraisals from the greater of the Hogg Appraisals and dividing that difference by the greater of the Hogg Appraisals), then the Hogg Equivalent Value of the property shall equal the average of the two Hogg Appraisals. In the event that the Hogg Appraisals vary by more than 10%, a third appraiser shall be chosen by the initial two appraisers to conduct an independent appraisal of the property, and on the basis of that independent appraisal, the third appraiser shall, in the exercise of its own professional judgment, determine which of the two Hogg Appraisals is the most commercially reasonable, and that Hogg Appraisal shall be the Hogg Equivalent Value. The costs of such third appraisal shall be borne by the Corporation.

3.4 First Offer by BCD.

(a) In the event that BCD desires to sell any or all of its portion of its common stock of the Corporation (the “BCD Offered Stock”), unless a Disposition is permitted pursuant to Sections 3.2(a), 3.2(d), 3.2(e) and 3.2(f), BCD agrees to first give written notice to Hogg and, subject to the last sentence of this Section 3.4(a), to Sabre (the “BCD First Offer Notice”) of its intent to sell the BCD Offered Stock and to negotiate with Hogg and Sabre, if applicable, in good faith the price and corresponding terms of the pro rata purchase by Hogg and Sabre, if applicable, of the BCD Offered Stock. Hogg and Sabre shall either jointly or individually provide BCD with a proposal as to the final price and terms of such purchase by the forty-fifth (45) day after the BCD First Offer Notice (the “BCD Third Party Date”). In the event BCD accepts a proposal from Hogg and/or Sabre (such accepted proposal shall be the “Final BCD Offer”), each of Hogg and Sabre shall have the right to participate pro rata in such purchase regardless of whether it was such party’s proposal that was accepted. In the event that either Hogg or Sabre does not purchase its entire pro rata portion of the BCD Offered Stock, the other of Hogg or Sabre shall be notified thereof and shall have three (3) days to agree and provide notice in writing to purchase all or part of those remaining shares pursuant to the terms of the Final BCD Offer. In the event that BCD does not accept Sabre’s and/or Hogg’s final proposed price and corresponding terms, BCD shall notify Sabre and Hogg in writing within fifteen (15)

3

days after receipt of such proposals that their final price and terms have been rejected. Notwithstanding the foregoing, or anything to the contrary set forth in this Section 3.4(a), Sabre shall only be entitled to receive the BCD First Offer Notice and make a proposal under this Section 3.4(a) if the Note is outstanding or Sabre holds, or has the ability to acquire through a convertible security (including the Warrants), an aggregate of 966,792.5 shares of the Corporation’s Common Stock (subject to stock splits and combinations).

(b) In the event BCD does not accept the final proposed price and corresponding terms offered by Hogg and/or Sabre, BCD may sell the BCD Offered Stock to a third party or parties (the “BCD Third Party Sale”); provided, however, that such BCD Third Party Sale must be evidenced by a letter of intent which must be signed within six (6) months of the BCD Third Party Date and the contemplated transaction must be completed within one (1) year of the BCD Third Party Date. The BCD Third Party Sale shall be for a price not less than 95% of the highest proposal as to the final price and terms offered by Hogg and/or Sabre. In addition, the transfer of the BCD Offered Stock to the third party or parties may only be made as long as (i) the Disposition does not have an adverse regulatory or legal effect on the Corporation or any subsidiary or related entity, and (ii) each transferee agrees in writing to be bound by the terms of this Agreement, provided, however, such transferee will not have the same rights as BCD in reference to Section 3.3, Section 3.5, Article 4, Article 5, Article 6, Section 8.2, Section 8.3 and Section 8.4 unless BCD transferred a majority interest in the Corporation to such transferee.

(c) If the consideration offered by the third party or parties in the BCD Third Party Sale involves property other than cash, for purposes of Section 3.4(b), such property shall be deemed to be cash in an amount equal to the equivalent value of the property (the “BCD Equivalent Value”). Hogg, Sabre and BCD shall initially negotiate with each other to agree upon the BCD Equivalent Value within thirty (30) days of the date of the letter of intent for such BCD Third Party Sale. In the event that Hogg, Sabre and BCD cannot reach an agreement on the BCD Equivalent Value within such 30 day period, the BCD Equivalent Value will be determined by two appraisers, one chosen and paid for by Hogg and Sabre collectively, and one chosen and paid for by BCD. If the two appraisal values (each one a “BCD Appraisal”) differ by 10% or less (such percentage difference to be computed by subtracting the lesser of the BCD Appraisals from the greater of the BCD Appraisals and dividing that difference by the greater of the BCD Appraisals), then the BCD Equivalent Value of the property shall equal the average of the two BCD Appraisals. In the event that the BCD Appraisals vary by more than 10%, a third appraiser shall be chosen by the initial two appraisers to conduct an independent appraisal of the property, and on the basis of that independent appraisal, the third appraiser shall, in the exercise of its own professional judgment, determine which of the two BCD Appraisals is the most commercially reasonable, and that BCD Appraisal shall be the BCD Equivalent Value. The costs of such third appraisal shall be borne by BCD.

4. The Agreement is further amended by adding a Section 3.5 to the Agreement as follows:

3.5 First Offer by Sabre

(a) In the event that Sabre desires to sell any or all of its securities of the Corporation other than the Note (the “Sabre Offered Stock”), unless a disposition is permitted pursuant to Sections 1.2.1, 1.2.4, 1.2.5 or 1.2.6 of the Sabre Rights Agreement, Sabre agrees to

4

first give written notice to BCD and Hogg (the “Sabre First Offer Notice”) of its intent to sell the Sabre Offered Stock, and to negotiate with BCD and Hogg in good faith the price and corresponding terms of the pro rata purchase by BCD and Hogg of the Sabre Offered Stock. BCD and Hogg shall either jointly or individually provide Sabre with a proposal as to the final price and terms of such purchase by the forty-fifth (45) day after the Sabre First Offer Notice. In the event Sabre accepts a proposal from BCD and/or Hogg (such accepted proposal shall be the “Sabre Final Stakeholder Proposal”), each of BCD and Hogg shall have the right to participate pro rata in such purchase regardless of whether it was such party’s proposal that was accepted. In the event that either BCD or Hogg does not purchase its entire pro rata portion of the Sabre Offered Stock, the other of BCD or Hogg shall be notified thereof and shall have three (3) days to agree and provide notice in writing to purchase all or part of those remaining shares pursuant to the terms of the Sabre Final Stakeholder Proposal. In the event that thereafter, BCD and Hogg have not agreed to collectively purchase the entirety of the Sabre Offered Stock, Sabre shall provide notice to the Corporation thereof and the Corporation shall have fifteen (15) days to agree and provide notice in writing to purchase such remaining shares pursuant to the terms of the Sabre Final Stakeholder Proposal. The transfer of the Sabre Offered Stock to BCD, Hogg and the Corporation hereunder shall be free and clear of any liens, claims and encumbrances (other than the terms of this Agreement) pursuant to such documentation as BCD, Hogg and the Corporation, as applicable, shall reasonably require.

(b) In the event Sabre does not accept the joint or individual proposals from BCD and/or Hogg, Sabre shall notify BCD and Hogg in writing within fifteen (15) days after receipt of such proposals that their final price and terms have been rejected. In the event such proposal(s) are rejected, Sabre agrees to give written notice to the Corporation thereof (the “Sabre Rejection Notice”) and shall negotiate with the Corporation in good faith the price and corresponding terms of the purchase by the Corporation of the Sabre Offered Stock. The Corporation shall provide Sabre with a proposal as to the final price and terms of such purchase (the “Sabre Final Corporation Proposal”) by the fifteenth (15) day after the Sabre Rejection Notice (the “Sabre Third Party Date”). In the event Sabre accepts the Sabre Final Corporation Proposal, the transfer of the Sabre Offered Stock to the Corporation hereunder shall be free and clear of any liens, claims and encumbrances (other than the terms of this Agreement) pursuant to such documentation as the Corporation shall reasonably require. In the event Sabre does not accept the Sabre Final Corporation Proposal, Sabre shall notify the Corporation in writing within fifteen (15) days that its final price and terms have been rejected.

(c) In the event Sabre rejects any and all proposals by BCD, Hogg and the Corporation as to the final price and terms for the purchase of the Sabre Offered Stock, Sabre may sell the Sabre Offered Stock to a third party or parties (the “Sabre Third Party Sale”); provided, however, that any Sabre Third Party Sale must be evidenced by a letter of intent which must be signed within six (6) months of the Sabre Third Party Date and the contemplated transaction must be completed within one (1) year of the Sabre Third Party Date. The Sabre Third Party Sale shall be for a price not less than 95% of the highest proposal as to the final price and terms offered by BCD and/or Hogg and the Corporation. In addition, the transfer of the Sabre Offered Stock to the third party or parties may only be made as long as (i) the Disposition does not have an adverse regulatory or legal effect on the Corporation or any subsidiary or related entity, and (ii) each transferee agrees in writing to be bound by the terms of the Sabre Rights Agreement, provided, however, such transferee will not have the rights granted to Sabre

5

in Section 1.4, Article 2, Article 3, Article 4, Section 6.1 and Article 7 of the Sabre Rights Agreement.

(d) If the consideration offered by the third party or parties in the Sabre Third Party Sale involves property other than cash, for purposes of Section 3.5(c), such property shall be deemed to be cash in an amount equal to the equivalent value of the property (the “Sabre Equivalent Value”). Sabre and the Corporation shall initially negotiate with each other to agree upon the Sabre Equivalent Value within thirty (30) days of the date of the letter of intent for such Sabre Third Party Sale. In the event that Sabre and the Corporation cannot reach an agreement on the Sabre Equivalent Value within such 30 day period, the Sabre Equivalent Value will be determined by two appraisers, one chosen and paid for by Sabre and one chosen and paid for by the Corporation. If the two appraisal values (each one a “Sabre Appraisal”) differ by 10% or less (such percentage difference to be computed by subtracting the lesser of the Sabre Appraisals from the greater of the Sabre Appraisals and dividing that difference by the greater of the Sabre Appraisals), then the Sabre Equivalent Value of the property shall equal the average of the two Sabre Appraisals. In the event that the Sabre Appraisals vary by more than 10%, a third appraiser shall be chosen by the initial two appraisers to conduct an independent appraisal of the property, and on the basis of that independent appraisal, the third appraiser shall, in the exercise of its own professional judgment, determine which of the two Sabre Appraisals is the most commercially reasonable, and that Sabre Appraisal shall be the Sabre Equivalent Value. The costs of such third Sabre Appraisal shall be borne by the Corporation.

5. The Agreement is further amended by adding a Section 3.6 to the Agreement as follows:

3.6 Permitted Disposition by Sabre. BCD shall not approve a disposition by Sabre pursuant to Section 1.2.1 of the Sabre Rights Agreement without obtaining Hogg’s prior written consent.

6. The Agreement is further amended by adding a Section 8.3 to the Agreement as follows:

8.3 Pro Rata Purchase Rights. If BCD or Hogg intend to purchase shares of stock of any other shareholder of the Corporation, BCD or Hogg, as applicable, shall not purchase such shares of stock without first complying with the provisions of this Section. In the event a proposed transferee shareholder offers (the “Shareholder Offer”) to sell a number of shares to BCD or Hogg, as applicable (the “Shareholder Shares”), BCD or Hogg, as applicable, shall not purchase such Shareholder Shares unless the proposed transferee shareholder offers (the “Shareholder Offer”) to sell the Shareholder Shares to the other of BCD or Hogg, as applicable, on a pro rata basis on the same terms and conditions as were offered in the Shareholder Offer. In the event of any proposed sale, BCD or Hogg, as applicable shall give a written notice (“Shareholder Transfer Notice”) to the other or BCD or Hogg. Attached to the Shareholder Transfer Notice shall be the offer of the proposed transferee shareholder to the other of BCD or Hogg, as applicable, to sell such Shareholder Shares in accordance with the terms of this Agreement. BCD or Hogg, as applicable, shall have twenty (20) days after delivery of the Shareholder Transfer Notice to accept the offer of the proposed transferee shareholder. If BCD or Hogg, as applicable, accepts the offer of the proposed transferee shareholder, it shall give the other of BCD or Hogg and the proposed transferee shareholder written notice thereof within such twenty-day period, and the closing, if any, of the sale of the Shareholder Shares shall be made contemporaneously by the proposed transferee shareholder.

6

7. The Agreement is further amended by adding a Section 8.4 to the Agreement as follows:

8.4 Sabre Warrants. Subject to compliance with applicable laws, Sabre may transfer the Warrant Agreement and all rights thereunder in the event such transfer is at least five years after the effective date of the Warrant Agreement and BCD and its Affiliates in the aggregate no longer own at least 51% of the capital stock of the Corporation as follows:

(a) In the event that Sabre desires to assign or transfer in whole or in part the Warrants and rights under the Warrant Agreement (the “Sabre Offered Warrant”), unless a transfer is permitted pursuant to Section 5(b) of the Warrant Agreement, Sabre agrees to first give written notice to BCD and Hogg (the “First Warrant Offer Notice”) of its intent to sell the Sabre Offered Warrant, and to negotiate with BCD and Hogg in good faith the price and corresponding terms of the pro rata purchase by BCD and Hogg of the Sabre Offered Warrant. BCD and Hogg shall either jointly or individually provide Sabre with a proposal as to the final price and terms of such purchase by the forty-fifth (45) day after the First Warrant Offer Notice. In the event Sabre accepts a proposal from BCD and/or Hogg (such accepted proposal shall be the “Final Stakeholder Warrant Proposal”), each of BCD and Hogg shall have the right to participate pro rata in such purchase regardless of whether it was such party’s proposal that was accepted. In the event that either BCD or Hogg does not purchase its entire pro rata portion of the Sabre Offered Warrant, the other of BCD or Hogg shall be notified thereof and shall have three (3) days to agree and provide notice in writing to purchase all or part of the remaining Sabre Offered Warrant pursuant to the terms of the Final Stakeholder Warrant Proposal. In the event that thereafter, BCD and Hogg have not agreed to collectively purchase the entirety of the Sabre Offered Warrant, Sabre shall provide notice to the Corporation thereof and the Corporation shall have fifteen (15) days to agree and provide notice in writing to purchase such remaining shares pursuant to the terms of the Final Stakeholder Warrant Proposal. The transfer of the Sabre Offered Warrant to BCD, Hogg and the Corporation hereunder shall be free and clear of any liens, claims and encumbrances (other than the terms of the Warrant Agreement) pursuant to such documentation as BCD, Hogg and the Corporation, as applicable, shall reasonably require. The Corporation covenants and agrees that in the event of a pro rata purchase of the Sabre Offered Warrant by BCD and Hogg pursuant to this Section 8.3(a), the Corporation shall issue such individual Warrants as necessary to effect such purchase.

(b) In the event Sabre does not accept the joint or individual proposals from BCD and/or Hogg, Sabre shall notify BCD and Hogg in writing within fifteen (15) days after receipt of such proposals that their final price and terms have been rejected. In the event such proposal(s) are rejected, Sabre agrees to give written notice to the Corporation thereof (the “Warrant Rejection Notice”) and shall negotiate with the Corporation in good faith the price and corresponding terms of the purchase by the Corporation of the Sabre Offered Warrant. The Corporation shall provide Sabre with a proposal as to the final price and terms of such purchase (the “Final Corporation Warrant Proposal”) by the fifteenth (15) day after the Warrant Rejection Notice (the “Third Party Warrant Date”). In the event Sabre accepts the Final Corporation Warrant Proposal, the transfer of the Sabre Offered Warrant to the Corporation hereunder shall be free and clear of any liens, claims and encumbrances (other than the terms of the Warrant Agreement) pursuant to such documentation as the Corporation shall reasonably require. In the event Sabre does not accept the Final Corporation Warrant Proposal, Sabre shall notify the Corporation in writing within fifteen (15) days that its final price and terms have been rejected.

7

(c) In the event Sabre rejects any and all proposals by BCD, Hogg and the Corporation as to the final price and terms for the purchase of the Sabre Offered Warrant, Sabre may sell the Sabre Offered Warrant to a third party or parties (the “Third Party Warrant Sale”); provided, however, that any Third Party Warrant Sale must be evidenced by a letter of intent which must be signed within six (6) months of the Third Party Warrant Date and the contemplated transaction must be completed within one (1) year of the Third Party Warrant Date. The Third Party Warrant Sale shall be for a price not less than 95% of the highest proposal as to the final price and terms offered by BCD and/or Hogg and the Corporation. In addition, the transfer of the Sabre Offered Warrant to the third party or parties may only be made as long as (i) the transfer does not have an adverse regulatory or legal effect on the Corporation or any subsidiary or related entity, and (ii) each transferee agrees in writing to be bound by the terms of the Warrant Agreement.

(d) If the consideration offered by the third party or parties in the Third Party Warrant Sale involves property other than cash, for purposes of Section 8.3, such property shall be deemed to be cash in an amount equal to the equivalent value of the property (the “Warrant Equivalent Value”). Sabre and the Corporation shall initially negotiate with each other to agree upon the Warrant Equivalent Value within thirty (30) days of the date of the letter of intent for such Third Party Warrant Sale. In the event that Sabre and the Corporation cannot reach an agreement on the Warrant Equivalent Value within such 30 day period, the Warrant Equivalent Value will be determined by two appraisers, one chosen and paid for by Sabre and one chosen and paid for by the Corporation. If the two appraisal values (each one a “Warrant Appraisal”) differ by 10% or less (such percentage difference to be computed by subtracting the lesser of the Warrant Appraisals from the greater of the Warrant Appraisals and dividing that difference by the greater of the Warrant Appraisals), then the Warrant Equivalent Value of the property shall equal the average of the two Warrant Appraisals. In the event that the Warrant Appraisals vary by more than 10%, a third appraiser shall be chosen by the initial two appraisers to conduct an independent appraisal of the property, and on the basis of that independent appraisal, the third appraiser shall, in the exercise of its own professional judgment, determine which of the two Warrant Appraisals is the most commercially reasonable, and that Warrant Appraisal shall be the Warrant Equivalent Value. The costs of such third appraisal shall be borne by the Corporation.

8. The Agreement is hereby amended by adding a Section 8.5 to the Agreement as follows:

8.5 The Note. Subject to compliance with applicable laws, Sabre may transfer the Note and all rights hereunder in the event BCD and its Affiliates in the aggregate no longer own at least 51% of the capital stock of the Corporation as follows:

(a) In the event that Sabre desires to assign or transfer in whole or in part this Note and rights hereunder (the “Sabre Offered Note”), unless a transfer is permitted pursuant to Section 6.8 of the Note, Sabre agrees to first give written notice to BCD and Hogg (the “First Note Offer Notice”) of its intent to sell the Sabre Offered Note, and to negotiate with BCD and Hogg in good faith the price and corresponding terms of the pro rata purchase by BCD and Hogg of the Sabre Offered Note. BCD and Hogg shall either jointly or individually provide Sabre with a proposal as to the final price and terms of such purchase by the forty-fifth (45) day after the First Note Offer Notice. In the event Sabre accepts a proposal from BCD and/or Hogg (such accepted proposal shall be the “Final Stakeholder Note Proposal”), each of BCD and Hogg shall have the right to participate pro rata in such purchase regardless of whether it was such

8

party’s proposal that was accepted. In the event that either BCD or Hogg does not purchase its entire pro rata portion of the Sabre Offered Note, the other of BCD or Hogg shall be notified thereof and shall have three (3) days to agree and provide notice in writing to purchase all or part of the remaining Sabre Offered Note pursuant to the terms of the Final Stakeholder Note Proposal. In the event that thereafter, BCD and Hogg have not agreed to collectively purchase the entirety of the Sabre Offered Note, Sabre shall provide notice to the Corporation thereof and the Corporation shall have fifteen (15) days to agree and provide notice in writing to purchase such remaining amount pursuant to the terms of the Final Stakeholder Note Proposal. The transfer of the Sabre Offered Note to BCD, Hogg and the Corporation hereunder shall be free and clear of any liens, claims and encumbrances (other than the terms of the Note) pursuant to such documentation as BCD, Hogg and the Corporation, as applicable, shall reasonably require. The Corporation covenants and agrees that in the event of a pro rata purchase of the Sabre Offered Note by BCD and Hogg pursuant to this Section 8.4, the Corporation shall issue such individual notes as necessary to effect such purchase.

(b) In the event Sabre does not accept the joint or individual proposals from BCD and/or Hogg, Sabre shall notify BCD and Hogg in writing within fifteen (15) days after receipt of such proposals that their final price and terms have been rejected. In the event such proposal(s) are rejected, Sabre agrees to give written notice to the Corporation thereof (the “Note Rejection Notice”) and shall negotiate with the Corporation in good faith the price and corresponding terms of the purchase by the Corporation of the Sabre Offered Note. The Corporation shall provide Sabre with a proposal as to the final price and terms of such purchase (the “Final Corporation Note Proposal”) by the fifteenth (15) day after the Note Rejection Notice (the “Third Party Note Date”). In the event Sabre accepts the Final Corporation Note Proposal, the transfer of the Sabre Offered Note to the Corporation hereunder shall be free and clear of any liens, claims and encumbrances (other than the terms of the Note) pursuant to such documentation as the Corporation shall reasonably require. In the event Sabre does not accept the Final Corporation Note Proposal, Sabre shall notify the Corporation in writing within fifteen (15) days that its final price and terms have been rejected.

(c) In the event Sabre rejects any and all proposals by BCD, Hogg and the Corporation as to the final price and terms for the purchase of the Sabre Offered Note, Sabre may sell the Sabre Offered Note to a third party or parties (the “Third Party Note Sale”); provided, however, that any Third Party Note Sale must be evidenced by a letter of intent which must be signed within six (6) months of the Third Party Note Date and the contemplated transaction must be completed within one (1) year of the Third Party Note Date. The Third Party Note Sale shall be for a price not less than 95% of the highest proposal as to the final price and terms offered by BCD and/or Hogg and the Corporation. In addition, the transfer of the Sabre Offered Note to the third party or parties may only be made as long as (i) the transfer does not have an adverse regulatory or legal effect on the Corporation or any subsidiary or related entity, and (ii) each transferee agrees in writing to be bound by the terms of the Note.

(d) If the consideration offered by the third party or parties in the Third Party Note Sale involves property other than cash, for purposes of Section 8.4(c), such property shall be deemed to be cash in an amount equal to the equivalent value of the property (the “Note Equivalent Value”). Sabre and the Corporation shall initially negotiate with each other to agree upon the Note Equivalent Value within thirty (30) days of the date of the letter of intent for such Third Party Note Sale. In the event that Sabre and the Corporation cannot reach an agreement on

9

the Note Equivalent Value within such 30 day period, the Note Equivalent Value will be determined by two appraisers, one chosen and paid for by Sabre and one chosen and paid for by the Corporation. If the two appraisal values (each one a “Note Appraisal”) differ by 10% or less (such percentage difference to be computed by subtracting the lesser of the Note Appraisals from the greater of the Note Appraisals and dividing that difference by the greater of the Note Appraisals), then the Note Equivalent Value of the property shall equal the average of the two Note Appraisals. In the event that the Note Appraisals vary by more than 10%, a third appraiser shall be chosen by the initial two appraisers to conduct an independent appraisal of the property, and on the basis of that independent appraisal, the third appraiser shall, in the exercise of its own professional judgment, determine which of the two Note Appraisals is the most commercially reasonable, and that Note Appraisal shall be the Note Equivalent Value. The costs of such third appraisal shall be borne by the Corporation.

9. The Agreement is hereby amended by adding a Section 8.6 to the Agreement as follows:

8.6 Default under Note. Upon an Event of Default (as defined in the Note) which is not cured, then Hogg shall have the right to require the Corporation, or its designee, to purchase all of the shares of Stock held by Hogg for an amount equal to the greater of (i) the Fair Market Value (as defined in Section 13.3), or (ii) 125% times the amount paid by Hogg for the shares of Stock being sold.

10. All terms and provisions of the Agreement which are not inconsistent with the terms and provisions of this Amendment shall remain in full force and effect.

11. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

12. Capitalized terms used and not otherwise defined herein shall have those meanings ascribed to them in the Agreement.

10

IN WITNESS WHEREOF, the undersigned have executed this Second Amendment to the Shareholders Agreement on the date first above written.

TRX, INC.

By:	/s/ Norwood H. Davis III
	Name:	Norwood H. Davis III
	Title:	President & CEO

BCD TECHNOLOGY S.A.

By:	/s/ Gerard Birchen
Gerard Birchen
Director

By:	/s/ Edward Bruin
Edward Bruin
Director

[SIGNATURES APPEAR ON FOLLOWING PAGE]

11

HOGG ROBINSON HOLDINGS BV

By:	/s/ David Radcliffe
Name:	David Radcliffe
Title:	Director

12